Exhibit 99.1

SAFETY INSURANCE GROUP, INC. ANNOUNCES FIRST QUARTER 2024 RESULTS AND DECLARES SECOND QUARTER 2024 DIVIDEND

Boston, Massachusetts, May 8, 2024. Safety Insurance Group, Inc. (NASDAQ:SAFT) (“the Company” or “Safety”) today reported first quarter 2024 results.

George M. Murphy, Chairman of the Board of Directors, President and Chief Executive Officer, commented: “We are beginning to see the financial impact of our prior year growth with net earned premium increasing for the quarter by 23.1%. As a result, our first quarter combined ratio in 2024 improved to 101.9% compared to 118.5% in the first quarter of 2023, which was impacted by a Winter Freeze event. While severity trends in our Private Passenger Automobile book of business are showing signs of stabilization, the losses and loss adjustment expenses in 2024 are still being impacted by continued inflationary pressure. We continue to see positive trends in all revenue line items and have been approved for additional rate increases across multiple lines of business. We remain confident in our pricing and underwriting strategies.”

Net income for the quarter ended March 31, 2024 was $20.1 million, or $1.36 per diluted share, compared to net loss of $12.3 million, or $0.84 per diluted share, for the comparable 2023 period. Non-generally accepted accounting principles (“non-GAAP”) operating income, as defined below, for the quarter ended March 31, 2024 was $0.93 per diluted share, compared to non-GAAP operating loss of $0.87 per diluted share, for the comparable 2023 period.

Safety’s book value per share increased to $54.40 at March 31, 2024 from $54.37 at December 31, 2023 resulting from the net income offset by dividends paid. Safety paid $0.90 per share in dividends to investors during the quarters ended March 31, 2024 and 2023, respectively. Safety paid $3.60 per share in dividends to investors during the year ended December 31, 2023.

Today, our Board of Directors approved and declared a $0.90 per share quarterly cash dividend on its issued and outstanding common stock, payable on June 14, 2024 to shareholders of record at the close of business on June 3, 2024.

Direct written premiums for the quarter ended March 31, 2024 increased by $49.4 million, or 22.7%, to $267.3 million from $217.9 million for the comparable 2023 period. Net written premiums for the quarter ended March 31, 2024 increased by $47.4 million, or 23.4%, to $250.3 million from $202.9 million for the comparable 2023 period. Net earned premiums for the quarter ended March 31, 2024 increased by $44.4 million, or 23.1%, to $236.1 million from $191.7 million for the comparable 2023 period.

The increases in direct written premiums and net written premiums are a result of new business production and rate increases. For the three months ended March 31, 2024, the Company achieved policy count growth across all lines of business, including 12.4%, 2.3% and 10.9% in Private Passenger Automobile, Commercial Automobile and Homeowners lines, respectively, compared to the same period in 2023. Additionally, for the three months ended March 31, 2024, average written premium per policy increased 13.5%, 6.4%, and 7.4% in Private Passenger Automobile, Commercial Automobile and Homeowners lines, respectively, compared to the same period in 2023.

For the quarter ended March 31, 2024, loss and loss adjustment expenses incurred increased by $1.2 million, or 0.7%, to $168.4 million from $167.2 million for the comparable 2023 period. The slight increase is driven by larger policy counts offset by improved results in our homeowners lines.

Loss, expense, and combined ratios for the quarter ended March 31, 2024 were 71.3%, 30.6%, and 101.9%, respectively, compared to 87.2%, 31.3%, and 118.5%, respectively, for the comparable 2023 period. Total prior year favorable development included in the pre-tax results for the quarter ended March 31, 2024 was $11.0 million compared to $11.5 million for the comparable 2023 period. The prior year loss ratio was impacted by a severe weather event, totaling $32.1 million of losses for the quarter ended March 31, 2023.

Net investment income for the quarter ended March 31, 2024 increased by $1.5 million, or 11.5%, to $15.2 million from $13.7 million for the comparable 2023 period. The increase is a result of increases in interest rates on our fixed maturity portfolio compared to the prior year. Net effective annualized yield on the portfolio was 4.3% for the three months ended March 31, 2024 compared to 3.8% for the comparable 2023 period. Our duration on fixed maturities was 3.5 years at March 31, 2024 and 3.6 years at December 31, 2023, respectively.

Non-GAAP Measures

Management has included certain non-GAAP financial measures in presenting the Company’s results. Management believes that these non-GAAP measures better explain the Company’s results of operations and allow for a more complete understanding of the underlying trends in the Company’s business. These measures should not be viewed as a substitute for those determined in accordance with generally accepted accounting principles (“GAAP”). In addition, our definitions of these items may not be comparable to the definitions used by other companies.

Non-GAAP operating income and non-GAAP operating loss per diluted share consist of our GAAP net income adjusted by the net realized gains on investments, change in net unrealized gains on equity securities, credit loss expense and taxes related thereto. For the quarter ended March 31, 2024, an increase of $7.7 million for the change in unrealized gains on equity investments was recognized within loss before income taxes, compared to an increase of $0.8 million for the change in unrealized gains on equity investments in the comparable 2023 period. Net income and earnings per diluted share are the GAAP financial measures that are most directly comparable to non-GAAP operating income and non-GAAP operating income per diluted share, respectively. A reconciliation of the GAAP financial measures to these non-GAAP measures is included in the financial highlights below.

About Safety: Safety Insurance Group, Inc., based in Boston, MA, is the parent of Safety Insurance Company, Safety Indemnity Insurance Company, Safety Property and Casualty Insurance Company, Safety Northeast Insurance Company, and Safety Northeast Insurance Agency, Inc.  Operating exclusively in Massachusetts, New Hampshire, and Maine, Safety is a leading writer of property and casualty insurance products, including private passenger automobile, commercial automobile, homeowners, dwelling fire, umbrella and business owner policies.

Additional Information: Press releases, announcements, U. S. Securities and Exchange Commission (“SEC”) Filings and investor information are available under “About Safety,” “Investor Information” on our Company website located at www.SafetyInsurance.com. Safety filed its December 31, 2023 Form 10-K with the SEC on February 28, 2024 and urges shareholders to refer to this document for more complete information concerning Safety’s financial results.

Contacts:

Safety Insurance Group, Inc.

Office of Investor Relations

877-951-2522

InvestorRelations@SafetyInsurance.com

Cautionary Statement under "Safe Harbor" Provision of the Private Securities Litigation Reform Act of 1995:

This press release contains, and Safety may from time to time make, written or oral "forward-looking statements" within the meaning of the U.S. federal securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “aim,” “projects,” or words of similar meaning and expressions that indicate future events and trends, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”. All statements that address expectations or projections about the future, including statements about the Company’s strategy for growth, product development, market position, expenditures and financial results, are forward-looking statements.

Forward-looking statements are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. There are a number of factors, many of which are beyond our control, that could cause actual future conditions, events, results or trends to differ significantly and/or materially from historical results or those projected in the forward-looking statements. These factors include but are not limited to:

●	The competitive nature of our industry and the possible adverse effects of such competition;
●	Conditions for business operations and restrictive regulations in Massachusetts;
●	The possibility of losses due to claims resulting from severe weather;
●	The impact of inflation and supply chain delays on loss severity;
●	The possibility that the Commissioner of Insurance may approve future rule changes that change the operation of the residual market;
●	The possibility that existing insurance-related laws and regulations will become further restrictive in the future;
●	The impact of investment, economic and underwriting market conditions, including interest rates and inflation;
●	Our possible need for and availability of additional financing, and our dependence on strategic relationships, among others;
●	Other risks and factors identified from time to time in our reports filed with the SEC, such as those set forth under the caption “Risk Factors” in our Form 10-K for the year ended December 31, 2023 filed with the SEC on February 28, 2024.

We are not under any obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements, whether as a result of new information, future events, or otherwise. You should carefully consider the possibility that actual results may differ materially from our forward-looking statements.

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except share data)

	March 31,	December 31,
	2024	2023
	(Unaudited)
Assets
Investments:
Fixed maturities, available for sale, at fair value (amortized cost: $1,119,116 and $1,120,682, allowance for expected credit losses of $1,349 and $1,208)	$1,043,556	$1,052,145
Equity securities, at fair value (cost: $192,721 and $221,809)	216,598	238,022
Other invested assets	138,270	133,946
Total investments	1,398,424	1,424,113
Cash and cash equivalents	30,801	38,152
Accounts receivable, net of allowance for expected credit losses of $824 and $1,053	269,491	256,687
Receivable for securities sold	322	124
Accrued investment income	8,012	7,261
Taxes recoverable	—	623
Receivable from reinsurers related to paid loss and loss adjustment expenses	15,359	13,129
Receivable from reinsurers related to unpaid loss and loss adjustment expenses	121,504	112,623
Ceded unearned premiums	34,029	32,346
Deferred policy acquisition costs	93,711	91,917
Deferred income taxes	14,667	12,150
Equity and deposits in pools	36,410	35,247
Operating lease right-of-use-assets	19,078	19,756
Goodwill	17,093	17,093
Intangible assets	7,340	7,551
Other assets	27,198	25,232
Total assets	$2,093,439	$2,094,004

Liabilities
Loss and loss adjustment expense reserves	$603,796	$603,081
Unearned premium reserves	544,075	528,150
Accounts payable and accrued liabilities	60,615	64,235
Payable for securities purchased	6,434	1,863
Payable to reinsurers	12,496	15,941
Taxes payable	780	—
Short-term debt	30,000	—
Long-term debt	—	30,000
Operating lease liabilities	19,078	19,756
Other liabilities	9,094	26,711
Total liabilities	1,286,368	1,289,737

Shareholders’ equity
Common stock: $0.01 par value; 30,000,000 shares authorized; 17,994,242 and 17,949,484 shares issued	180	179
Additional paid-in capital	227,820	226,380
Accumulated other comprehensive loss, net of taxes	(58,626)	(53,191)
Retained earnings	787,990	781,192
Treasury stock, at cost: 3,157,577 and 3,157,577 shares	(150,293)	(150,293)
Total shareholders’ equity	807,071	804,267
Total liabilities and shareholders’ equity	$2,093,439	$2,094,004

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

(Dollars in thousands, except share and per share data)

	Three Months Ended March 31,
	2024	2023

Net earned premiums	$236,053	$191,735
Net investment income	15,231	13,654
Earnings from partnership investments	1,772	2,166
Net realized gains on investments	492	733
Change in net unrealized gains on equity securities	7,665	770
Credit loss expense	(142)	(922)
Commission income	1,808	1,483
Finance and other service income	5,354	4,140
Total revenue	268,233	213,759

Losses and loss adjustment expenses	168,399	167,153
Underwriting, operating and related expenses	72,267	60,033
Other expense	1,837	1,670
Interest expense	123	210
Total expenses	242,626	229,066

Income (loss) before income taxes	25,607	(15,307)
Income tax expense (benefit)	5,529	(2,970)
Net income (loss)	$20,078	$(12,337)

Earnings (loss) per weighted average common share:
Basic	$1.36	$(0.84)
Diluted	$1.36	$(0.84)

Cash dividends paid per common share	$0.90	$0.90

Number of shares used in computing earnings per share:
Basic	14,667,107	14,682,507
Diluted	14,696,590	14,761,861

Reconciliation of Net Income (Loss) to Non-GAAP Operating Income (Loss)

Net income (loss)	$20,078	$(12,337)
Exclusions from net income:
Net realized gains on investments	(492)	(733)
Change in net unrealized gains on equity securities	(7,665)	(770)
Credit loss expense	142	922
Income tax expense on exclusions from net income	1,683	122
Non-GAAP operating income (loss)	$13,746	$(12,796)

Net income per diluted share	$1.36	$(0.84)
Exclusions from net income:
Net realized gains on investments	(0.03)	(0.05)
Change in net unrealized gains on equity securities	(0.52)	(0.05)
Credit loss (benefit) expense	0.01	0.06
Income tax expense on exclusions from net income	0.11	0.01
Non-GAAP operating income (loss) per diluted share	$0.93	$(0.87)

Safety Insurance Group, Inc. and Subsidiaries

Additional Premium Information

(Unaudited)

(Dollars in thousands)

	Three Months Ended March 31,
	2024	2023
Written Premiums
Direct	$267,339	$217,852
Assumed	9,438	7,230
Ceded	(26,482)	(22,198)
Net written premiums	$250,295	$202,884

Earned Premiums
Direct	$251,884	$205,555
Assumed	8,968	7,913
Ceded	(24,799)	(21,733)
Net earned premiums	$236,053	$191,735